EXHIBIT 10(v)




                                  AMENDMENT TO
                              EMPLOYMENT AGREEMENT
                                       OF
                                HAROLD E. LAYMAN


     THIS AMENDMENT made and entered into as of the 2nd day of July, 2002 by and between BLOUNT INTERNATIONAL, INC. (the "Company") and HAROLD E. LAYMAN ("Executive");

                              W I T N E S S E T H:

     WHEREAS, the Company and Executive entered into an Employment Agreement, dated as of April 18, 1999, which Agreement became effective on August 19, 1999, and which Agreement has previously been amended on February 3, 2000 (the Agreement as amended is hereinafter referred to as the "Employment Agreement");

     WHEREAS, the parties now desire to amend the Employment Agreement to provide that Executive's employment and the Term shall end on August 15, 2002 and that Executive shall receive compensation and benefits as hereinafter provided; and

     WHEREAS, the parties desire to enter into this Amendment to the Employment Agreement in order to provide for, among other things, an orderly relocation of the Company's headquarters and transition of Executive's duties and responsibilities.

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein and in the Employment Agreement, the parties hereby agree to amend the Employment Agreement as follows:

                                       1.

     Sections 2(b) and 2(c) are hereby amended by deleting the present sections in their entirety and substituting the following in lieu thereof:



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          "(b) Executive's employment under this Agreement shall commence at the
     Effective Time and shall end on August 15, 2002 (the "Term"; the last day of the Term is hereinafter referred to as the "Separation Date"). Notwithstanding anything to the contrary in Section 2(a) or any other provision in the Employment Agreement, Executive agrees that prior to the Separation Date, James Osterman may be designated as Chief Executive
     Officer of the Company to replace Executive and (ii) for any period of time after the date Executive ceases to serve as Chief Executive Officer until the Separation Date.

          (c) After the Separation Date, Executive will continue to serve as a Director of the Company, provided he is duly elected to such position. Executive agrees that he shall not receive any compensation for his services as a Director during the Separation Period."

                                       2.

     The parties acknowledge and agree that Sections 3(a) through 3(h) shall remain in effect through the Separation Date and cease to be in effect thereafter, except for the following clarifications.

          (a) The Base Salary owed to Executive pursuant to Section 3(a) for services between the date of this Amendment and the Separation Date is $39,583.33 per month, plus customary gross-ups including gross-ups usually paid at year-end. Such amounts shall be payable in accordance with Section 3(a).

          (b) Any amount owed to Executive pursuant to Section 3(b) between the date of this Amendment and the Separation Date shall be payable in accordance with Section 5.4(b). No amounts will be owed to Executive under
     Section 3(b) on or after the Separation Date.


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          (c) The parties acknowledge that all obligations under Section 3(c) of the Agreement have been satisfied.

                                       3.

     Executive agrees and acknowledges that the provisions of Section 4 of the Employment Agreement shall continue to apply to Executive after the Separation Date in accordance with the terms thereof, except that Section 4(d) is hereby amended by adding the following at the end of Section 4(d)(i):

     "provided that the restrictions in this subsection shall only apply to products produced or offered by the Company on the Separation Date."

                                       4.

     Section 5 is hereby amended as follows: (i) unless events or circumstances have occurred prior to the Separation Date (taking into account Section 2(b), as amended) which give rise to a claim under Sections 5.1 or 5.2 by Executive, as the case may be (it being understood that any such claims shall not be duplicative of the rights under Section 5.4, as added below), Sections 5.1 and
5.2 shall cease to be effective on and after the Separation Date and (ii) the following new Section 5.4 shall be added to the end of the present section:

          "5.4 Mutually Agreeable Termination. Company and Executive agree that Executive will terminate his employment on the Separation Date (as defined in Section 2(b) above) and that Executive shall receive the compensation and benefits provided below. The period from the Separation Date until August 15, 2005 is hereinafter referred to as the "Separation Period." The Company and Executive agree that any additional information provide to the news media, financial markets and any government agencies will be consistent with the statements in the previously-issued press release dated May 9,


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     2002. Consistent with the obligations under this Employment Agreement (i)
     Executive shall not make (whether written or oral), any statement that disparages the Company or its present or future shareholders, affiliates, officers, directors, employees or personnel (collectively, the "Company Persons") or the professional or personal reputation of any of the Company Persons and (ii) the Company shall not make (whether written or oral), any statement that disparages Executive or his personal or professional reputation.

               (a) Base Salary - In payment of Executive's Base Salary for the Separation Period, Executive shall receive a lump sum payment of $1,353,549.08 (subject to withholding of all applicable taxes) on the Separation Date.

               (b) Bonus and Incentives - In payment of Executive's prorata bonus for the 2002 fiscal year and his bonus for the Separation Period, Executive shall receive a lump sum payment of $661,957.22 (subject to withholding of all applicable taxes) on the Separation Date.

               (c) Health and Life Insurance Coverage - Executive's health care coverage (including Exec-U-Care) and group term life insurance coverage as in effect on the Separation Date shall be continued for the Separation Period in the same manner as provided in Section 5.1(c) above (without giving effect to any termination thereof), subject to Executive's right to receive retiree life insurance under the terms of such policy.

               (d) Retiree Healthcare Coverage - The Company's retiree healthcare coverage for Executive and his dependents shall commence at the end of the Separation Period. The level of coverage and costs under such plan for Executive and his dependents will be the same coverage and costs provided on the Separation Date for executives and such coverage shall be 100% vested and shall


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          not be terminated in the future (regardless of any termination of such coverage that may occur that affects other executives). The obligations of this Section 5.4(d) shall terminate upon the later of:
          (i) the death of the Executive and (ii) the death of his spouse.

               (e) Blount 401(k) Plans - Executive shall receive an additional payment with respect to the Separation Period for the Blount 401(k) Plan and for the Blount Excess 401(k) Plan in the amount of $90,638.55 in lieu of such amount becoming part of his account under such Plans. Such payment shall be made to Executive within ten (10) days of the Separation Date. Executive may request payment of his account balances in the Blount 401(k) Plan and the Blount Excess 401(k) Plan in accordance with the terms of such plans.

               (f) Blount Retirement Plan - Executive shall receive a payment with respect to the Separation Period for the Blount Retirement Plan, as if he had earned additional years of benefit service equal to the length of the Separation Period and was three (3) years older, in the amount of $137,247.19. Such payment shall be made to Executive within ten (10) days of the Separation Date.

               (g) SERP and Executive SERP - For purposes of the Blount, Inc., and Subsidiaries Supplemental Retirement Benefit Plan ("SERP"), and the Executive Supplemental Retirement Plan of Blount, Inc. ("Executive SERP"), Executive shall be entitled on the Separation Date to a 100% vested benefit under the SERP and Executive SERP and shall be treated on the Separation Date as if he had earned additional years of benefit service equal to the length of the Separation Period and was three (3) years older. Executive shall be paid his benefits under the SERP and Executive SERP in a lump sum in the following amounts: SERP -


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          $590,893.26; Executive SERP $616,212.32. The lump sum payments to
          Executive shall be made within ten (10) days of the Separation Date from the Blount, Inc. Executive Benefit Plans Trust, but if the Trust fails to make any or all of such payments, the unpaid amounts shall be paid by the Company. The Company and the Trust shall have no further obligations to Executive in respect of the SERP, the Executive SERP or any other retirement benefit plan after the making of this payment, except for the Trust's obligations to pay Executive's account in the Blount Excess 401(k) Plan and Executive's rights under the Company's tax-qualified Defined Benefit Pension Plan and the Blount 401(k) Plan.

               (h) Executive Life Insurance Program - During the Separation Period, the Company will continue to pay the premiums on the $250,000 executive life insurance policy as if Executive's employment had continued for the Separation Period. The insurance policy (after the payments referred to in the preceding sentence) shall be delivered to Executive on the last day of Separation Period, free and clear of any loans, liens or other encumbrances. Except for subsection (c) and this subsection (h), the Company shall have no further obligations in respect of the maintenance of life insurance for Executive.

               (i) Tax Planning - Executive shall be provided for the year ending December 31, 2002, at the Company's expense, an amount not to exceed $15,000, for personal and financial tax planning, which amount will be payable during 2002 or 2003 depending on when the services are rendered.

               (j) Stock Options - On the Separation Date, Executive's Nonqualified Stock Option (Time Option), dated August 19, 1999 for 160,000 shares and



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          Nonqualified Stock Option (Time Option), dated February 3, 2000, for
          12,500 shares (which amounts include shares already vested) shall become fully vested and immediately exercisable (such Options are hereinafter referred to as the "Time Options"). Executive also has been granted the following options under the Blount International, Inc. 2000 Stock Incentive Plan, which Options are all 100% vested and currently exercisable: 170,000 shares on June 29, 2001, 31,872 shares on February 19, 2002 and 42,017 shares on February 19, 2002 (hereinafter the "2000 Plan Options"). Executive shall have until August 15, 2006 to exercise the Time Options and the 2000 Plan Options. Prior to August 19, 2004, (i) unless Executive receives the written consent of the Company's Board, Executive shall be permitted to sell shares received upon the exercise of the 2000 Plan Options only to the extent the aggregate fair market value of the shares sold does not exceed $50,000 in any twelve month period; and (ii) notwithstanding the above, all the 2000 Plan Options and all shares received upon the exercise of the 2000 Plan Options shall be subject to the Tagalong/Dragalong rights described in the Term Sheet as if the 2000 Plan Options were Options or Purchased Shares. The Time Options and the 2000 Plan Options are hereby amended to the extent necessary to reflect the provisions of this Section 5.4(j).

               (k) Employee Stockholder Agreement - As of the Separation Date, Executive's termination shall be treated as qualifying as a termination by the Company for a reason other than for Cause for purposes of Article IV of the Employee Stockholders Agreement, dated as of August 19, 1999 (the "Employee Stockholders Agreement"), and the other provisions of such agreement. Executive's rights and obligations as set forth in the Employee Stockholders


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          Agreement shall continue after the Separation Date, including
          Executive's rights to sell shares of Common Stock subject to the Employee Stockholders Agreement commencing on August 19, 2004.

               (l) Accrued Vacation - Executive shall be paid his accrued vacation on the Separation Date.

               (m) Business Expenses - Executive shall be reimbursed on or before the Separation Date for all reasonable business expenses for which he has submitted Company expense reports. Executive shall also be reimbursed for all other reasonable business expenses he has incurred or paid through the Separation Date promptly after submission of a Company expense report for such expenses.

               (n) Miscellaneous - Executive hereby waives any rights to receive office space, an administrative assistant and reasonable expenses related thereto for the Separation Period. In lieu of such benefits, Executive shall receive a lump sum payment of $41,000 on the Separation Date."

                                       5.

     The parties agree and acknowledge that Section 5.3 and Sections 6 through 17 of the Employment Agreement shall remain in effect, even after the Separation Date in accordance with the terms thereof.

                                       6.

     Except for the rights under the Employment Agreement, as amended hereby, and the Employee Stockholders Agreement, and the rights under the related Company plans, programs and benefit arrangements, (i) Executive has no other rights or claims, contractual or otherwise, as against the Company or any of the Company Persons or claims arising out of Executive's employment by and Executive's service as an officer of the Company and the termination of



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such employment and service and (ii) the Company has no other rights or claims contractual or otherwise, as against Executive or claims against Executive arising out of Executive's exercise of his responsibilities and duties as an employee or an officer of the Company.

     Executive affirms that he has been given at least forty-five (45) days within which to consider this release and its consequences, that he has seven days following his signing of this Amendment to revoke and cancel the terms and conditions contained herein and the terms and conditions of this Amendment shall not become effective or enforceable until the seven-day revocation period has expired, and that, prior to the execution of this Amendment, he has been advised by the Company to consult with, and has consulted with, an attorney of his choice concerning the terms and conditions set forth herein.

     This Amendment to the Employment Agreement shall be effective on the date of this Amendment. Except as hereby modified, the Employment Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first written above.


                                       BLOUNT INTERNATIONAL, INC.


                                       By:--------------------------------


                                       EXECUTIVE


                                       -----------------------------------
                                       Harold E. Layman



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